Exhibit 10.8

Execution Copy

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of January 1, 2008 (this “Amendment”), is between Nuveen Investments, Inc., a Delaware corporation (the “Company”), and John P. Amboian (“Executive”).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of November 1, 2002, as amended from time to time in accordance with its terms (the “Employment Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger by and among Windy City Investments, Inc. (“Holdings”), Windy City Acquisition Corp. and the Company, dated as of June 19, 2007 (the “Merger Agreement”), the Company has become a wholly owned subsidiary of Holdings (the “Merger”);

WHEREAS, in connection with the Merger the Company has granted Executive a profits interest in the parent of Holdings;

WHEREAS, the parties hereto desire to amend the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                  Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Employment Agreement.

2.                                  Acknowledgement under the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement or this Amendment, the Executive hereby acknowledges that neither the entering into, nor the consummation of, the transactions contemplated by the Merger Agreement, nor any change between the Executive’s position or terms of employment as in effect immediately before the closing of the Merger compared with immediately after the Merger, shall give rise to the Executive’s right to terminate his employment for “Good Reason” (as defined in the Employment Agreement).

3.                                  Amendment of Employment Agreement.

(a)                                 Section 2 is hereby amended and restated as follows:

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (“Initial Term”); provided, on January 1, 2013 and each

January 1 thereafter, the employment period shall be extended for additional one-year periods until the Executive dies or becomes Disabled or the Company or the Executive delivers a Notice of Non-Renewal at least 60 days before such January 1 (the Initial Term, as so extended, is the “Employment Period”). The Employment Period shall automatically terminate upon any termination of Executive’s employment.

(b)                                Section 3(b)(ii) is hereby amended and restated as follows:

(ii)                                  Annual Incentives. For each fiscal year completed during the Employment Period, the Executive shall be entitled to participate in the Company’s annual cash incentive plan then in effect (the “Annual Bonus”). The Executive’s minimum and target 2007 Annual Bonuses are $5,500,000 and $6,000,000, respectively, and his Annual Bonus for each subsequent fiscal year during the Employment Period will be the sum of (x) the prior fiscal year’s Annual Bonus (which for 2007 shall be deemed to be $6,000,000 regardless of the Annual Bonus actually paid to Executive), plus or minus (y) an amount (which could be positive or negative) equal to (I) the prior fiscal year’s Annual Bonus multiplied by (II) the positive or negative change in the Company’s EBITDA, as defined in the Company’s credit agreement as of November 13, 2007, as compared to the Company’s EBITDA for its prior fiscal year (with the Board or an appropriate committee thereof determining such change and making such reasonable adjustments to the EBITDA amounts as shall be necessary and appropriate to reflect material acquisitions or divestitures by the Company during the relevant fiscal years for purposes of such determination).

(c)                                 Section 4(c) is hereby amended to delete the last 4 paragraphs thereof (including those labeled A., B. and C.) and to insert the following:

(vii)                           any reduction in Executive’s rate of annual base salary or Annual Bonus opportunity as compared to the prior fiscal year; provided, however, that (a) a reduction in Annual Bonus opportunity shall not trigger the application of this clause if (1) it similarly applies to all senior executives of the Company and reflects the Board’s assessment of current or projected reductions in the nature, scope or profitability of the Company as compared to the prior fiscal year, or (2) such reduction is part of an overall modification to the Company’s compensation programs that does not reduce the Executive’s aggregate annual compensation opportunity by more than 15% as compared to the prior fiscal year and (b) the phrase “Annual Bonus opportunity” shall mean the basis on which Executive’s bonus is determined with respect to a fiscal year and shall not be considered to have been reduced merely because (x) the actual Annual Bonus paid to Executive with respect to any given fiscal year is lower than the Annual Bonus paid for the prior fiscal year or (y) the Executive’s Annual Bonus calculation is based upon an actual Annual Bonus paid for the prior fiscal year that was lower than the actual Annual Bonus paid for the preceding fiscal year.

For purposes of Section 4(c)(vii), an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive to the Company’s Senior Vice President, Human Resources shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness, and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(d)                                Section 5(a)(i)(B) is hereby amended and restated as follows:

“$7,000,000.00.”

(e)                                 Section 5(a)(i)(B)(ii) is hereby amended and restated as follows:

(ii)                                  any unvested Deferred Units, Class B Units, stock options restricted stock and restricted share units or other equity interests in the Company or is subsidiaries held by Executive or a permitted transferee (whether granted under this Agreement or otherwise) shall vest in accordance with the terms of the Agreement or plan pursuant to which such interests were issued or granted.

(f)                                   Section 5(a)(i)(B)(iii) is hereby amended to substitute the word “one” for the word “three” in the first and next-to-last lines of such subsection.

(g)                                Section 5(a)(i)(B)(iv) is hereby amended to substitute the word “one” for the word “three” in the first line of such subsection.

(h)                                Section 8 is hereby removed in its entirety.

(i)                                    Exhibit A is hereby amended and replaced by the attached Exhibit A.

4.                                       Execution in Counterparts.  This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.                                                 Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.                                                 Effect of Amendment.  Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect. Any reference to the Employment Agreement contained in any notice, request or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed by their respective officers thereunto duly authorized as of the date above first written.

NUVEEN INVESTMENTS, INC.

By:	/s/ John L. MacCarthy
Its:	Senior Vice President

/s/ John P. Amboian
John P. Amboian

Exhibit A

Executive: John P. Amboian

Positions:  Chief Executive Officer of the Company; member of Board of Directors of the Company, Windy City Investments Holdings, LLC and Windy City Investments, Inc. and their respective Executive Committees (if created); member of the Office of the Chairman and the Executive Committee of the Company

Reporting relationship: To the Board of Directors of the Company

Location: 333 West Wacker Drive, Chicago, Illinois

Annual base salary: $650,000 (effective January 1, 2008)